CONSULTING AGREEMENT

THIS AGREEMENT, made, entered into, and effective this 3rd day of April, 2008 (the "Effective Date"), by and between Anthony S. Delfino, an individual resident of the state of California (hereinafter referred to as "Consultant"), VEBA Administrators, Inc., doing business as Benefit Planning, Inc., a California corporation, with its principal office located at 4640 Admiralty Way, 9th Floor, Marina Del Rey, CA 90292 ("Corporation").

W I T N E S S E T H:

WHEREAS, Consultant will provide valuable services to the Corporation and the Corporation realizes that Consultant has a keen understanding of the Corporation’s operations such that it would be desirable to retain Consultant's services under a consulting agreement; and

WHEREAS, Consultant shall provide such consulting services for the Corporation as an independent contractor, with the understanding that he shall not be required to devote his full time to the business of the Corporation and shall be free to pursue other personal and business interests.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

1.    CONSULTING ARRANGEMENT. The Corporation hereby contracts for the services of Consultant and Consultant agrees to perform such duties and responsibilities and to render advice and consulting as may be requested by the Corporation from time to time during the term of this consulting arrangement in connection with the Corporation's business throughout the United States and world wide ("Consulting Arrangement"). Said consulting services shall include services as agreed upon by the Corporation and the Consultant required to service existing clients not to exceed 35 hours. Consultant shall not be required to perform his duties at the Corporation's location, but shall be permitted to perform these at the location of Consultant's choice. Consultant shall use his best efforts to keep the Corporation informed of all corporate business opportunities which shall come to his attention and appear beneficial to the Corporation's business so that the Corporation can obtain the maximum benefits from Consultant's knowledge, experience, and personal contacts.

2.    RELATIONSHIP BETWEEN PARTIES. During the term of the Consulting Arrangement, Consultant shall be deemed to be an independent contractor. He shall be free to devote his time, energy and skill to any such person, firm or company, as he deems advisable, except to the extent he is obligated to devote his time, energy and skill to the Corporation pursuant to the terms of this Agreement. The Corporation shall not withhold any taxes in connection with the compensation due Consultant hereunder, and Consultant will be responsible for the payment of any such taxes.

3.    COMPENSATION FOR THE CONSULTING ARRANGEMENT. As consideration for the services to be rendered under the Consulting Arrangement by Consultant and as compensation for the income he could have otherwise earned if he had not agreed to keep himself available to the Corporation hereunder, the Corporation and the Consultant have agreed to the following compensation:

(a)
Corporation shall pay Consultant compensation in the aggregate amount of One Hundred Thousand Dollars ($100,000) during the Consulting Period at the rate of Eight Thousand Three Hundred Thirty Three Dollars and 34/00 ($8,333.34) per month commencing April 3, 2008, and continuing each month thereafter for a total of twelve (12) months.

(b)	In connection with the generation of new business, the Corporation shall pay fees to the Consultant as set forth on Schedule 1 attached hereto.

(c)
Corporation shall reimburse Consultant for all expenses reasonably incurred by Consultant in connection with the performance of Consultant's duties under this Agreement; provided that Consultant shall submit proof of such expenses prior to reimbursement within a reasonable amount of time following such expenses.

(d)
Corporation shall provide Consultant with all necessary support in order for Consultant to perform his duties hereunder, including, but not limited to, access to an office, secretarial support, office telephones, machinery, equipment, supplies and other similar items.

4.    TERM OF CONSULTING ARRANGEMENT. The Consulting Arrangement shall begin effective as of the Effective Date of this Agreement and shall continue for a period of twelve (12) months (the "Consulting Period").

5.    TERMINATION. This Agreement may be terminated by either party upon sixty (60) days written notice to the other party. The Consultant may terminate this Agreement in the event that the employment of John Davis, COO and President of the Corporation, is terminated, effective immediately upon the effective date of such termination of employment.

6.    ACCESS TO BOOKS AND RECORDS.  At all times during the Consulting Period, the Corporation will provide Consultant and his authorized representatives full access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, financial information and other data and information of or relating to the Corporation (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters).

7.    NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nation-ally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

IF TO CONSULTANT:

Anthony S. Delfino
1224 West Bay
Newport Beach, CA 92661
Phone: (949) 723-5652
Facsimile: (949) 723-0866

Copy to:

Michael A. Vanic, Esq.
Reish Luftman Reicher & Cohen
11755 Wilshire Blvd., Tenth Floor
Los Angeles, CA 90025
Phone: (310) 478-5656
Facsimile: (310) 478-5831

IF TO CORPORATION:

VEBA Administrators, Inc.
c/o National Investment Managers Inc.
485 Metro Place South, Suite 275
Dublin, Ohio 43017
Attn: Steven Ross, CEO
Phone: (614) 923-8822
Facsimile: (614) 923-5242

Copy to:

Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
403 Merrick Avenue, 2nd Floor
East Meadow, New York 11554
Phone: (516) 833-5034
Facsimile: (516) 977-1209

8.    BINDING EFFECT. This Agreement shall extend to, shall inure to the benefit of and shall be binding upon all the parties hereto and upon all of their respective heirs, successors and representatives.

9.    ENTIRE AGREEMENT. This Agreement, including the agreements incorporated by reference, contains the entire Agreement among the parties hereto with respect to the matters contemplated hereby and supersedes all prior agreements and undertakings between the parties with respect to such matters. This Agreement may not be amended, modified or terminated in whole or in part, except in writing, executed by each of the parties hereto.

10.    SEVERABILITY. Should any part of any provision of this Agreement be declared invalid by a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion of such provision or any other provision and the remainder of the Agreement shall remain in full force and effect and shall be construed in all respects as if such invalid or unenforceable provision or portion thereof were not contained herein. In the event of a declaration of invalidity, the provision or portion thereof declared invalid shall not necessarily be invalidated in its entirety, but shall be observed and performed by the parties to the Agreement to the extent such provision is valid and enforceable.

11.    SECTION HEADINGS. The section headings contained herein are for convenience of reference only and shall not be considered any part of the terms of this Agreement.

12.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Unless the matter is subject to Arbitration as provided in Section 13, below, each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of California located in the County of Los Angeles and the Federal court in the Central District of California with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court.

13.    ARBITRATION.

(a)    Arbitrable Claims. To the fullest extent permitted by law, all disputes between Consultant (and his attorneys, successors, and assigns) and Corporation and its affiliates, members, shareholders, directors, officers, employees, agents, successors, insurers, attorneys, and assigns) of any kind whatsoever, including, without limitation, all disputes relating in any manner to the employment or termination of Consultant, and all disputes arising under this Agreement, (“Arbitrable Claims”) shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Corporation and Consultant) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration.

(b)    Procedure. Arbitration of Arbitrable Claims shall be before the Judicial Arbitration and Mediation Service (“JAMS”) in accordance with its Rules for the resolution of disputes, as amended, and as augmented in this Agreement. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief pursuant to section 1281.8 of the California Code of Civil Procedure. All arbitration hearings under this Agreement shall be conducted in Los Angeles, California. Corporation shall pay the arbitrator’s and JAMS’ fees and costs to the extent required by law. If the allocation of responsibility for payment of the arbitrator’s fees and costs would render the obligation to arbitrate unenforceable, the parties authorize the arbitrator to modify the allocation as necessary to preserve enforceability. The arbitrator shall apply and follow California Substantive and Evidence Law. The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. The interpretation and enforcement of this agreement to arbitrate shall be governed by the California Arbitration Act. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

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14.    ATTORNEYS' FEES.  In the event of any dispute between parties to this Agreement, the prevailing party shall be entitled to immediate payment of all costs incurred by such party in such dispute, including, but not limited to, court costs and reasonable attorneys' fees.

IN WITNESS WHEREOF, Consultant has hereunto put his hand, and the Corporation has caused this instrument to be executed in its corporate name by its duly authorized officer, all as of the day and year first above written.

CONSULTANT:	CORPORATION:

VEBA Administrators, Inc., doing business as Benefit Planning, Inc., a California corporation

/s/ Anthony S. Delfino	/s/ Steven Ross
Anthony S. Delfino	Name: Steven Ross
Title: CEO

SCHEDULE 1

This Schedule I pertains only to new business generated by Consultant.

Type of revenue	Payment to Consultant

Part A
• Referrals for TPA business	30% of first year TPA fees (legal and plan admin), excludes amendments and restatement fees

Part B
• Installation commission allowance/set up fees	30% of fees
• Insurance & Securities Commissions	50%/50% split with NIVM (after Broker/Dealer fees)
• RIA Services “solicitor fees”	50%/50% split with NIVM
• RIA Services TPA allowance	100% NIVM
• Ins. Commission referral (inside NIVM)	30% referral fee (1st year revenue only) (i.e. VFE)
• Ins. Commission referral (outside NIVM)	50%/50% split with NIVM (i.e. Weinberg)
• TPA overrides from Ins. Carrier	100% NIVM